Exhibit 99.1

NEWS RELEASE

Investor Contact:
James Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Names New Director

DALLAS – September 10, 2007 – Trinity Industries, Inc. (NYSE:TRN) today announced the election of Leldon E. Echols to its Board of Directors and Audit Committee, effective immediately. The Board’s action expands Trinity’s Board of Directors from nine to 10 members.

“Leldon Echols is a great addition to our board,” said Timothy R. Wallace, Trinity’s Chairman, President and Chief Executive Officer. “His extensive financial and regulatory reporting expertise will be a tremendous asset as Trinity continues to diversify and grow.”

Mr. Echols brings more than 25 years of public and private accounting experience to Trinity. He served as Executive Vice President and Chief Financial Officer of Centex Corporation from 2000 until 2006 when he retired. At Centex, he was responsible for financial and regulatory reporting, capital and treasury management, taxes, investor relations, internal audit, and corporate administration.  Prior to joining Centex, he spent 22 years with Arthur Andersen LLP. From 1997-2000, he worked as the Managing Partner of the audit and business advisory practice of Arthur Andersen LLP for North Texas, Colorado, and Oklahoma. Mr. Echols is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Texas Society of CPAs.

Mr. Echols serves on the Board of Directors of TXU Corp., where he is chairman of the Board’s Audit Committee. He is also a member of the Board of Directors of Dallas-based Roofing Supply Group Holdings, Inc.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a holding company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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